Filed pursuant to Rule 424(b)(2)
                                                             File No. 333-123441

Pricing Supplement No. 17 dated June 20, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                            Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-077

                     5.00% Callable Notes due June 15, 2015


The description in this pricing supplement of the particular terms of the 5.00% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:        $3,809,000.00          Interest Rate:           5.00%

Price to Public:         100%                   Issuance Date:           June 23, 2005

Net Proceeds to Trust:   $3,751,865.00          Stated Maturity Date:    June 15, 2015

Agent's Discount:        1.50%                  Initial Interest Payment Date: December 15,
                                                2005
CUSIP Number:            41659FDV3              Interest Payment Frequency: Semi-Annually

Day Count Convention: 30/360                    Regular Record Dates:  15 days prior to
                                                any Interest Payment Date.
Optional Redemption: Yes [X] No [ ]             The Survivor's Option  [X] is [ ] is not
    Optional Redemption Date:                   available
    June 15, 2007 or any Interest Payment         Annual Put Limitation: $1 million or 1%
    Date thereafter.                               Individual Put Limitation: $250,000
    Initial Redemption Percentage: 100%            Trust Put Limitation: N/A

    Annual Percentage Reduction: N/A            Authorized Denominations: $1,000 integral
    Redemption may be: [X] In whole only.       amounts.
                       [ ] In whole or in part.

Securities Exchange Listing: None.              Special Tax Considerations: None.

Other Provisions Relating to the Notes: None.


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



Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                      INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider:           Hartford Life Insurance Company

Funding Agreement:       FA-405077              Interest Rate:                  5.00%
Contract Payment:        $3,809,015.00          Effective Date:                 June 23, 2005
Deposit Amount :         $3,751,880.00          Stated Maturity Date:           June 15, 2015
(if different from Contract Payment)
Day Count Convention:      30/360               Initial Interest Payment Date:  December  15, 2005
Special Tax Considerations: None.               Interest Payment Frequency:
                                                Semi-Annually
Optional Redemption:   Yes [X] No [ ]           Survivor Option:  Under the Funding
Optional Redemption Date:                       Agreement, Hartford Life Insurance Company
June 15, 2007 or any Interest Payment           [X] is [ ] is not required to provide the Trust
Date thereafter.                                with amounts it needs to honor valid
Initial Redemption Percentage:   100%           exercises of the Survivor's Option.

Annual Percentage Reduction:    N/A
Redemption may be:  [X] In whole only.          Other Provisions Relating to the Funding
                    [ ] In whole or in part.    Agreement: None.




           INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE
                                FUNDING AGREEMENT

It is anticipated that, as of June 23, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of June 23, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

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